Exhibit 99.1

Contact: David C. Dreyer Chief Financial Officer Christopher Schwartz Vice President, Financial Reporting and Investor Relations 866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS FOURTH QUARTER AND

YEAR END 2007 RESULTS; PROVIDES FULL YEAR 2008 GUIDANCE

SAN DIEGO – (February 26, 2008) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported revenue for the fourth quarter of 2007 of $285.9 million. This represents an increase of 0.8% from the $283.5 million reported for the same quarter last year, and a 4.8% decline from the $300.3 million in revenue reported in the third quarter. The sequential decline in revenue was due in part to the typical fourth quarter seasonality of fewer clinicians working over the holidays. Diluted earnings per share for the fourth quarter of 2007 were $0.26, a decrease of $0.03 compared to last year and last quarter. Fourth quarter 2006 diluted earnings per share included a benefit equating to $0.05 due to favorable actuarial adjustments to the professional liability insurance reserve.

Revenue for the full year 2007 was an industry record $1.16 billion, an increase of 7.6% from the $1.08 billion reported for 2006. While the company was able to produce operating efficiencies throughout the year, these were partially offset by direct cost pressures and lower demand levels in the nurse staffing business that caused diluted earnings per share to grow at a slower rate of 2.9% to $1.05.

“During the fourth quarter we continued to see the benefit of the diversified service strategy we have been implementing over the past three years. While economic and market conditions have impacted our nurse staffing business recently, our locum tenens staffing segment continued to experience strong year-over-year growth. We also saw the sustained benefit of initiatives implemented earlier in the year to improve gross margins and drive efficiencies across all business segments,” said Susan R. Nowakowski, President and Chief Executive Officer. “In 2007, we continued to take steps towards expanding our service offerings by launching new clinical disciplines, selling into new client markets, and completing new acquisitions to further diversify AMN in high-growth, high-margin market niches within the industry. These are small, but important, seeds for us to plant for stronger future growth opportunities.”

Gross profit for the fourth quarter of 2007 was $76.0 million, representing a 26.6% gross margin, as compared to $74.3 million, or a 26.2% gross margin, for the fourth quarter of 2006 and $79.7 million, or a 26.6% gross margin, for the third quarter of 2007. The 40 basis points improvement over the prior year was due primarily to an improved pay-to-bill spread in the nurse and allied staffing segment, while gross margin remained relatively stable compared to last quarter. Gross margins by business segment for the fourth quarter of 2007 were 24.4% for nurse and allied healthcare staffing, 26.1% for locum tenens staffing and 61.8% for physician permanent placement services. Consolidated gross margin for the full year 2007 was 26.0% as compared to 26.7% for 2006, a decline caused primarily by higher housing and healthcare insurance expense in the nurse and allied staffing segment.

Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2007 were $55.9 million, or 19.6% of revenue, as compared to $51.2 million, or 18.1% of revenue, for the fourth quarter of 2006 and $55.8 million, or 18.6% of revenue, for the third quarter of 2007. SG&A in the current quarter also included restructuring costs of $0.7 million associated with the company’s O’Grady Peyton International nurse staffing division. The increase in SG&A as a percentage of revenue compared to the previous year was due primarily to a $2.9 million favorable adjustment to the professional liability insurance reserve recorded in the fourth quarter of 2006. SG&A for the full year 2007 was 18.7% as a percentage of revenue as compared to 19.0% for 2006.

Income from operations for the fourth quarter of 2007 was $16.8 million, or 5.9% of revenue, as compared to $20.4 million, or 7.2% of revenue, for the fourth quarter of 2006, and $21.0 million, or 7.0% of revenue, for the third quarter of 2007. The decrease in operating margin compared to the previous year was due mainly to the prior year including the previously noted $2.9 million favorable adjustment. Also contributing to the decrease in operating margin compared to the previous year and previous quarter was the $0.7 million of OGP restructuring costs recorded this quarter. Operating margin for the full year 2007 was 6.3% of revenue, as compared to 6.8% for 2006.

Net interest expense for the fourth quarter of 2007 was $2.9 million, compared to $4.0 million for the fourth quarter of 2006 and $3.1 million for the third quarter of 2007. The decrease in net interest expense from the previous year and previous quarter reflected the continued reduction in outstanding debt.

The effective tax rate for the fourth quarter of 2007 was 35.3% compared to 38.6% for the fourth quarter of 2006, with both quarters including adjustments required to finalize year-end federal and state tax provisions. The full year effective tax rate was 39.9%, which approximates the 40.2% rate we anticipate for 2008.

Strong cash flow continued with the company generating $25.3 million in cash flow from operations during the fourth quarter of 2007 and $79.6 for the full year 2007. Total debt outstanding at December 31, 2007 was $147.0 million, yielding a leverage ratio of 1.6. Weighted average diluted shares outstanding for the fourth quarter of 2007 were 34.2 million.

Additionally, on February 15, 2008, as previously announced, the company acquired substantially all of the assets of Platinum Select, L.P. (“Platinum Select”), one of the nation’s leading travel allied staffing firms. The purchase price of up to $50.3 million in cash consisted of an initial payment of $32.9 million and a potential additional earn-out payment based on Platinum Select’s 2008 financial performance. The company financed the acquisition using both cash on hand and its revolving credit facility. “This addition to the AMN Healthcare family provides an additional channel for helping our clients obtain the scarce and valuable talents of allied professionals, and firmly places the company as the #1 provider in the attractive travel allied healthcare staffing segment of the industry,” said Nowakowski.

Revenue and Earnings Guidance for First Quarter and Full Year 2008

Based on the current market conditions and an expectation for typical seasonal improvement in the demand and supply environment during the second half of the year, the company expects revenue for the full year 2008 to grow 7% to 12% over 2007 and diluted earnings per share to grow at a faster rate of 11% to 16%. Management expects revenue for the first quarter of 2008 to range from $290 million to $293 million, and diluted earnings per share to range from $0.24 to $0.26. These guidance estimates include the company’s acquisition of Platinum Select which closed on February 15, 2008.

“Our 2008 guidance anticipates revenue and earnings growth in all of our segments. Our locum tenens staffing segment is expected to produce double digit growth and we expect that our physician permanent placement and allied staffing businesses will grow at faster rates than last year. Our outlook is tempered by caution that the level of growth in the demand environment for travel nurses continues to be at lower than optimal levels,” said Nowakowski. “We remain very focused on delivering superior quality and service to our clients every day and are confident that AMN has the right long-term market strategy and the right team in place to advance our leadership position within the fastest growing, most profitable segments of the healthcare staffing industry. With that said, we must continue to make changes and innovate to remain agile in this dynamic and increasingly competitive market. We are excited about several of the new services we will be launching throughout the year,” said Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States and the largest nationwide provider of travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States. For more information, visit www.amnhealthcare.com.

Conference Call on February 26, 2008

AMN Healthcare Services, Inc.’s fourth quarter 2007 conference call will be held on Tuesday, February 26, 2008, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 428-4479 in the U.S. or (612) 332-7488 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on February 26, 2008, and can be accessed until March 12, 2008 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 905754.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the revenue and earnings guidance for the first quarter and full year of 2008, and Ms. Nowakowski’s comments including those regarding continued future growth. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the company’s actual results to differ materially from those implied by the forward-looking statements in this earnings release: the company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; the company’s ability to maintain and enhance the brand identities it has developed, at reasonable costs; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy and utilization of services at hospital and healthcare facility clients’ facilities, including the potential impact on such utilization caused by adoption of alternative modes of healthcare delivery, which utilization may influence demand for the company’s services; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully design its strategic growth, acquisition and integration strategies and to implement those strategies, including integration of acquired companies’ accounting, management information, human resource and other administrative systems, and implementation or remediation of controls, procedures and policies at acquired companies; the company’s ability to leverage its cost structure; access to and undisrupted performance of the company’s management information and communication systems, including use of the Internet, and candidate and client databases and payroll and billing software systems; the company’s ability to keep its web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulations, including regulations that may affect the company’s clients and, in turn, affect demand for the company’s services; the challenge to the classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	% Chg	2007	2006	% Chg
Revenue	$285,899	$283,534	0.8%	$1,164,022	$1,081,703	7.6%
Cost of revenue	209,936	209,261	0.3%	860,857	792,415	8.6%

Gross profit	75,963	74,273	2.3%	303,165	289,288	4.8%

	26.6%	26.2%		26.0%	26.7%
Expenses:
Selling, general and administrative	55,910	51,183	9.2%	218,250	205,499	6.2%
	19.6%	18.1%		18.7%	19.0%
Depreciation and amortization	3,209	2,697	19.0%	11,674	10,325	13.1%

Total expenses	59,119	53,880	9.7%	229,924	215,824	6.5%

Income from operations	16,844	20,393	-17.4%	73,241	73,464	-0.3%
	5.9%	7.2%		6.3%	6.8%
Interest expense, net	2,928	4,032	-27.4%	12,457	16,698	-25.4%

Income before income taxes	13,916	16,361	-14.9%	60,784	56,766	7.1%
Income tax expense	4,912	6,314	-22.2%	24,252	21,675	11.9%

Net income	$9,004	$10,047	-10.4%	$36,532	$35,091	4.1%

	3.1%	3.5%		3.1%	3.2%
Net income per common share:
Basic	$0.27	$0.29	-6.9%	$1.06	$1.07	-0.9%

Diluted	$0.26	$0.29	-10.3%	$1.05	$1.02	2.9%

Weighted average common shares outstanding:
Basic	33,828	34,193	-1.1%	34,377	32,662	5.3%

Diluted	34,232	35,074	-2.4%	34,880	34,504	1.1%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2007	% of Rev	2006	% of Rev	2007	% of Rev	2006	% of Rev
Revenue
Nurse and allied healthcare staffing	$196,654		$202,048		$802,034		$763,170
Locum tenens staffing	76,179		68,139		310,525		268,131
Physician permanent placement services	13,066		13,347		51,463		50,402

	$285,899		$283,534		$1,164,022		$1,081,703

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$14,557	7.4%	$14,419	7.1%	$57,597	7.2%	$56,647	7.4%
Locum tenens staffing	4,254	5.6%	6,518	9.6%	22,867	7.4%	20,936	7.8%
Physician permanent placement Services	3,414	26.1%	3,941	29.5%	12,843	25.0%	13,009	25.8%

	22,225	7.8%	24,878	8.8%	93,307	8.0%	90,592	8.4%
Depreciation and amortization	3,209		2,697		11,674		10,325
Non-cash stock-based compensation	2,172		1,788		8,392		6,803
Interest expense, net	2,928		4,032		12,457		16,698

Income before income taxes	13,916		16,361		60,784		56,766
Income tax expense	4,912		6,314		24,252		21,675

Net income	$9,004		$10,047		$36,532		$35,091

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	% Chg	2007	2006	% Chg
Gross Margin
Nurse and allied healthcare staffing	24.4%	23.5%		23.8%	24.6%
Locum tenens staffing	26.1%	26.7%		26.0%	26.5%
Physician permanent placement services	61.8%	63.9%		61.3%	61.4%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (2)	6,645	7,106	-6.5%	6,897	6,825	1.1%
Revenue per traveler per day(3)	$321.68	$309.06	4.1%	$318.60	$306.36	4.0%
Gross profit per traveler per day(3)	$78.47	$72.77	7.8%	$75.80	$75.21	0.8%
Locum tenens staffing
Days filled (4)	51,639	49,651	4.0%	218,576	199,641	9.5%
Revenue per day filled(4)	$1,475.22	$1,372.36	7.5%	$1,420.67	$1,343.07	5.8%
Gross profit per day filled(4)	$385.62	$365.91	5.4%	$369.73	$355.53	4.0%

(1)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$18,495	$6,170	$4,422
Accounts receivable, net	184,741	194,694	192,716
Deferred income taxes, net	28,084	24,763	26,275
Other current assets	11,631	12,679	12,442

Total current assets	242,951	238,306	235,855
Fixed assets, net	24,600	24,159	23,236
Goodwill, net	241,266	243,680	240,719
Intangible assets, net	113,535	114,484	112,116
Deposits and other assets	11,274	11,441	10,255

Total assets	$633,626	$632,070	$622,181

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$—	$—	$10,353
Accounts payable and accrued expenses	22,231	21,930	20,273
Accrued compensation and benefits	43,446	44,881	42,585
Income tax payable	2,925	6,294	2,727
Current portion of notes payable	16,560	17,217	12,901
Deferred revenue	7,647	7,364	6,397
Other current liabilities	25,691	26,007	25,731

Total current liabilities	118,500	123,693	120,967
Notes payable, less current portion	130,408	139,890	160,479
Deferred income taxes, net	71,092	67,723	69,365
Other long-term liabilities	37,498	35,700	26,824

Total liabilities	357,498	367,006	377,635

Stockholders’ equity	276,128	265,064	244,546

Total liabilities and stockholders’ equity	$633,626	$632,070	$622,181

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net cash provided by operating activities	$25,326	$8,590	$79,636	$54,538
Net cash used in investing activities	(2,656)	(2,997)	(14,629)	(45,677)
Net cash used in financing activities	(10,316)	(4,752)	(50,923)	(23,536)
Effect of exchange rates on cash	(29)	70	(11)	(13)

Net increase (decrease) in cash and cash equivalents	12,325	911	14,073	(14,688)
Cash and cash equivalents at beginning of period	6,170	3,511	4,422	19,110

Cash and cash equivalents at end of period	$18,495	$4,422	$18,495	$4,422